EXHIBIT (n)(5)

CONSENT OF INDEPENDENT AUDITOR
We have issued our reports dated August 20, 2018, with respect to the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2017 and December 31, 2016, and dated August 9, 2017, with respect to the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2016 and December 31, 2015, included in the Registration Statement of Prospect Capital Corporation on Form N-2, dated August 30, 2018. We hereby consent to the inclusion of said reports in the Registration Statement of Prospect Capital Corporation on Form N-2, dated August 30, 2018.

/s/ BDO USA, LLP
August 30, 2018